UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 23, 2008

Juniper Networks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26339	770422528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1194 North Mathilda Avenue, Sunnyvale, California		94089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(408) 745-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2008, Kevin R. Johnson agreed to join Juniper Networks, Inc. ("Juniper" or the "Company") as Chief Executive Officer. Mr. Johnson is expected to commence his employment on September 8, 2008. Upon the commencement of Mr. Johnson’s employment, he will be appointed to serve as a member of the Company’s Board of Directors. As a result of this appointment, and effective upon the commencement of Mr. Johnson’s employment, Scott Kriens will cease to be Chief Executive Officer. Mr. Kriens will continue as Juniper’s Chairman of the Board of Directors and as an employee of the Company.

Mr. Johnson, 47, joins Juniper Networks from Microsoft Corporation, a worldwide provider of software, services and solutions, where he has served as President, Platforms and Services Division since January 2007. He had been Co-President of the Platforms and Services Division since September 2005. Prior to that role, he held the position of Microsoft's Group Vice President, Worldwide Sales, Marketing and Services since March 2003. Before that position, Mr. Johnson had been Senior Vice President, Microsoft Americas since February 2002 and Senior Vice President, U.S. Sales, Marketing, and Services since August 2001. Previous to joining Microsoft in 1992, Mr. Johnson worked in IBM's systems integration and consulting business and started his career as a software developer. He earned a bachelor's degree in business administration from New Mexico State University and served as a founding member of the board of directors of NPower, a nonprofit organization whose mission is to help other nonprofits use technology to expand the reach and impact of their work. Mr. Johnson also served as a member of the Western Region Board of Advisors of Catalyst, a non-profit organization dedicated to women's career advancement.

The following is a summary of Mr. Johnson’s compensation arrangement with the Company:

Mr. Johnson will receive an annual base salary of $800,000. Mr. Johnson will also be eligible for incentive compensation as a participant in the Company’s 2008 Annual Incentive Plan for its executive officers, the description of which is set forth in Exhibit 99.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission on February 28, 2008. Mr. Johnson’s 2008 target incentive under the plan is 150% of base salary on a prorated basis through the remainder of 2008. Mr. Johnson will also receive hiring bonuses totaling $5,000,000 in three annual increments as follows: $1,500,000 for the first year of service, $1,500,000 for the second year of service, and $2,000,000 for the third year of service. Should he voluntarily terminate his employment or if his employment is terminated by Juniper with Cause (as defined below), he will not receive any of the future increments and he will be responsible for repayment (prorated) to the Company of the bonus amount for the service year in which the termination occurs.

Mr. Johnson will be granted a stock option for 1,400,000 shares following the commencement of his employment. The exercise price of such option will be the closing market price of Juniper common stock on the date of grant. The option will vest as to 25% of the shares on the first anniversary of his employment commencement and the balance will vest in 36 successive monthly installments, provided Mr. Johnson continues to provide services to the Company. Mr. Johnson also will be granted an additional stock option for 200,000 shares following the commencement of his employment. The exercise price of such option will be the closing market price of Juniper common stock on the date of grant. The option will vest as to 25% of the shares on March 1, 2010 and the balance will vest in 36 successive monthly installments, provided Mr. Johnson continues to provide services to the Company. Each option has a term of seven years from date of grant. In addition, following the commencement of his employment, Mr. Johnson will also be granted a performance share award with an aggregate target of 335,000 shares of Juniper Common Stock, divided into an initial target for 2008 of 35,000 shares and four annual targets of 75,000 shares for each year from 2009 through 2012. The exact number of shares that he will ultimately receive with respect to each year will be determined based on achievement of certain Company performance targets for 2008, 2009, 2010, 2011, and 2012, as determined by the Compensation Committee of the Board. He can earn between 0% and 200% of the target with respect to each year. Following each fiscal year, the number of shares he will receive with respect to that fiscal year will be calculated and the resulting shares issued will be fully vested.

Mr. Johnson will also receive relocation assistance in conjunction with his relocation to California. These benefits include various relocation assistance expenses, allowances and reimbursements, including house hunting expenses, travel expenses, temporary housing, transportation and storage of household goods and Company-paid long-term business housing in Sunnyvale for up to 12 additional months until his relocates to California. All of the foregoing relocation benefits will be grossed up to cover the federal and state taxes that he must pay on those benefits. Mr. Johnson will also receive assistance in connection with the sale of his current home. He will also receive reimbursement of reasonable and customary non-recurring closing costs up to 2% of the new loan amount and a 3-2-1 thirty-six month mortgage interest buy down ("New Home Purchase Assistance") in connection with the purchase of a new home. Juniper will gross up for federal and state taxes that portion of those new home purchase reimbursed expenses for which he experiences an out-of-pocket cost, after taking into account the deductibility of those reimbursements, up to a maximum of $500,000. Should Mr. Johnson’s employment be terminated for Cause (as defined in his severance agreement) or should he voluntarily terminate your employment (other than for "Good Reason" as permitted under his Change in Control Agreement with Juniper) prior to completing three full years of service after the completion of his relocation, he will be responsible for pro-rated repayment of relocation expenses Mr. Johnson may utilize the foregoing relocation benefits at any time during the first three years of his employment with the Company.

Mr. Johnson and the Company will also enter into a severance agreement that provides the following benefits. In the event Mr. Johnson is terminated involuntarily by Juniper without Cause, as defined below, and provided Mr. Johnson executes a full release of claims, promptly following termination, Mr. Johnson will be entitled to receive the following severance benefits: (i) an amount equal to one year of base salary; (ii) an amount equal to his annual target bonus for the fiscal year in which the termination occurs and (iii) one year of Company-paid health, dental, vision, and life insurance coverage. For purposes of this severance agreement, "Cause" is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Juniper; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of or a plea of nolo contendere to a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Juniper (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute "Cause" only if such failure continues after the Board of Directors has provided him with a written demand for substantial performance setting forth in detail the specific respects in which it believes he has willfully and not substantially performed his duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.

In addition, Mr. Johnson and the Company will enter into an agreement that provides the following benefits upon a change of control of the Company. Provided he signs a release of claims and complies with certain post termination non-solicitation and non-competition obligations, Mr. Johnson will receive change in control severance benefits if either: (i) he is terminated without Cause within 18 months following the change of control, or (ii) between 12 and 18 months following a change of control he terminates his employment with the Company (or any parent or subsidiary of the Company) for "Good Reason." The change in control severance benefits consist of: (i) a cash payment equal to his annual base salary plus his target bonus for the fiscal year in which the change of control or his termination occurs, whichever is greater, (ii) acceleration of vesting of all of his then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards and (iii) one year of Company-paid health, dental, vision, and life insurance coverage. In the event that any of the provisions of the Company’s 2006 Equity Incentive Plan would prevent him from receiving a portion of the entire amount of acceleration of Restricted Stock, Performance Shares or Restricted Stock Units or Deferred Stock Units which would otherwise accelerate under the Change in Control Agreement, then the agreement provides for paying him the cash value of such shares. For purposes of this change of control agreement, "Good Reason" means any of the following actions taken without Mr. Johnson’s express written consent: (i) any material reduction of his duties, title, authority or responsibilities or a material change in who he reports to, relative to his duties, title, authority or responsibilities and reporting relationship as in effect immediately prior to such reduction; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to Mr. Johnson immediately prior to such reduction; (iii) a reduction by the Company in the base compensation or total target cash compensation as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which Mr. Johnson was entitled immediately prior to such reduction with the result that his overall benefits package is significantly reduced; (v) the relocation of Mr. Johnson to a facility or a location more than forty (40) miles from his then-present location. For purposes of this change of control agreement, "Cause" means (i) an act of personal dishonesty taken by Mr. Johnson in connection with his responsibilities as an employee and intended to result in substantial personal enrichment, (ii) Mr. Johnson being convicted of, or pleading nolo contendere to a felony, (iii) a willful act by Mr. Johnson which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to Mr. Johnson of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that he has not substantially performed his duties, continued violations by Mr. Johnson of his obligations to the Company which are demonstrably willful and deliberate. If any of the change of control benefits would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax and any related interest or penalties, then he will be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount up to a maximum of $5 million that that would fund his payment of any excise tax payments as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. No Gross-Up Payment is required if the amount of benefits that would constitute a Parachute Payment is $1 million or less.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

July 28, 2008	By:	Mitchell L. Gaynor

Name: Mitchell L. Gaynor
Title: Senior Vice President and General Counsel